Exhibit 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Yahaira Garcia-Perea
Marketing & Corporate Communications Manager
916-823-7214 | YahairaGarcia-Perea@bankofmarin.com

BANK OF MARIN ANNOUNCES STRATEGIC BALANCE SHEET REPOSITIONING TO IMPROVE FUTURE EARNINGS

NOVATO, CA – June 26, 2024 – Bank of Marin, the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC), announced today that it sold $293 million in available-for-sale securities (AFS) as part of a strategy designed to improve future earnings, drive earnings per share (EPS) growth, and increase its return on equity.

“Our robust capital levels allow us to proactively reposition our balance sheet, which will create additional value for the Bank and our shareholders through increased earnings and improved net interest margin,” said Tim Myers, Bank of Marin president and CEO. “We have already redeployed some of the proceeds and expect to reinvest the remainder into higher yielding loans and short-duration securities.”

The securities sold represented 56% of the AFS portfolio and had an average yield of 1.94%. The sale will result in an estimated after-tax loss of approximately $23 million that will be recorded in the second quarter of 2024. Assuming a 5.75% average yield on reinvestment, the securities repositioning is expected to have an approximate 3-year capital earn back and contribute approximately 30 basis points to annualized net interest margin beginning third quarter, resulting in $0.46 estimated earnings per share accretion over the next four quarters.

Management believes that the execution of this strategy positions Bank of Marin well for future profitable growth and will further enhance the value of the franchise.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank with assets of $3.8 billion, Bank of Marin provides commercial and personal banking, specialty lending, and wealth management and trust services throughout its network of 27 branches and 7 commercial banking offices serving Northern California. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by San Francisco Business Times since 2003, was inducted into NorthBay Biz’s “Best of” Hall of Fame in 2024, and ranked top 10 in Sacramento Business Journal’s Corporate Direct Giving List for philanthropic efforts in 2023. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, visit www.bankofmarin.com.
Forward-Looking Statement

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate,” “designed” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions and the economic uncertainty in the United States and abroad, including economic or other disruptions to financial markets caused by acts of terrorism, war, impacts from inflation, supply chain disruptions, changes in interest rates (including the actions taken by the Federal Reserve to control inflation), California's unemployment rate, deposit flows, real estate values, and expected future cash flows on loans and securities; the impact of adverse developments at other banks, including bank failures, that impact general sentiment regarding the stability and liquidity of banks; costs or effects of acquisitions; competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; natural disasters (such as wildfires and earthquakes in our area); adverse weather conditions; interruptions of utility service in our markets for sustained periods; and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting our operations, pricing, products and services; and successful integration of acquisitions. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.